FORM OF


                       Stradley Ronon Stevens & Young, LLP
                            2600 One Commerce Square
                             Philadelphia, PA 19103
                            Telephone: (215) 564-8000
                            Facsimile: (215) 564-8120

                                 March 28, 2008

Board of Trustees of
  Templeton Institutional Funds
500 East Broward Boulevard
Ft. Lauderdale, Florida 33394

Subject: Post-Effective Amendment No. 27 to the Registration Statement on
         Form N-1A relating to Templeton Institutional Funds, a Delaware statutory trust - REGISTRATION NO. 33-35779; FILE NO. 811-06135
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Ladies and Gentlemen:

     We have acted as counsel to Templeton Institutional Funds, a Delaware statutory trust (the "Trust"), including its four series, Emerging Markets
Series, Foreign Equity Series, Foreign Smaller Companies Series and Global Equity Series (together, the "Series"), in connection with the preparation and filing with the U.S. Securities and Exchange Commission of Post-Effective Amendment No. 27 (the "Amendment") to the Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the "1933 Act"), and the Investment Company Act of 1940, as amended, of the Trust. Pursuant to Rule 414 under the 1933 Act, the Amendment is being filed in connection with the Trust's adopting as its own the Registration Statement on Form N-1A of Templeton Institutional Funds, Inc., a Maryland corporation (the "Fund").

     We have reviewed the Trust's Agreement and Declaration of Trust, as amended to date, By-laws and resolutions adopted by the Trust's Board of Trustees, the Agreement and Plan of Reorganization dated March 25, 2008, the form of which was approved by the Fund's shareholders at a meeting held on March 21, 2007, as adjourned to April 11, 2007 (the "Agreement"), and such other legal and factual matters as we have deemed appropriate.

     This opinion is based exclusively on the Delaware Statutory Trust Act and does not extend to the securities or "blue sky" laws of the State of Delaware or other States.

     We have assumed the following for purposes of this opinion:

     1. The shares of the Series will be issued in accordance with the Trust's Agreement and Declaration of Trust, By-laws (each as amended to date), the Agreement and resolutions of the Trust's Board of Trustees relating to the creation, authorization and issuance of shares.

     2. The Series' shares will be issued against payment therefor as described in the Series' then-current Prospectus, Statement of Additional Information relating thereto, or the Agreement and that such payment will have been at least equal to the applicable offering price.

     On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Agreement or the Amendment, the shares of beneficial interest, without a par value, of the Series to be issued pursuant to the Amendment will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Amendment.

                                          Very truly yours,

                                          Stradley Ronon Stevens & Young, LLP


                                          By:/s/ KRISTIN H. IVES
                                             ---------------------------------
                                             Kristin H. Ives, a Partner